EXHIBIT 10

                       OFFICE/LIGHT MANUFACTURING LEASE

                                 599 CARDIGAN ROAD
                                SHOREVIEW, MINNESOTA

LANDLORD:         Cardigan Investments Limited Partnership

TENANT:     EMPI, Inc.

DATE:             June 14, 1996

                              TABLE OF CONTENTS

                                                                Page
                                                                ----

ARTICLE I DEMISING CLAUSE AND DEFINED TERMS. . . . . . . . . . . . . . 1
1.1 DEMISING CLAUSE. . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2 DEFINED TERMS. . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II PREMISES AND TERM. . . . . . .  . . . . . . . . . . . . . . 3
2.1 THE PREMISES, COMMON AREAS AND PARKING . . . . . . . . . . . . . . 3
2.2 TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE III RENT. . . . . . . . . . . . . . . . . . . . . . . . . . .  4
3.1 BASE RENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
3.2 ADJUSTMENT FOR OPERATING EXPENSES. . . . . . . . . . . . . . . . . 4

ARTICLE IV CONSTRUCTION. . . . . . . . . . . . . . . . . . . . . . . . 7
4.1 LEASEHOLD IMPROVEMENTS BY TENANT . . . . . . . . . . . . . . . . . 7
4.2 ALTERATION BY TENANT. . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE V LANDLORD'S COVENANTS. . . . . . . . . . . . . . . . . . . . 11
5.1 SERVICES FURNISHED BY LANDLORD. . . . . . . . . . . . . . . . . . 11
5.2 REPAIRS AND MAINTENANCE. . . . . . . . . . . . . . . . . . . . .  11
5.3 QUIET ENJOYMENT. . . . . . . . . . . . . . . . . . . . . . . . .  11
5.4 INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
5.5 ACCESS TO PREMISES. . . . . . . . . . . . . . . . . . . . . . . . 12
5.6 RIGHT TO CEASE PROVIDING SERVICES. . . . . . . . . . . . . . . .  12
5.7 EXCISE TAX . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
5.8 ADA COMPLIANCE . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE VI TENANT'S COVENANTS. . . . . . . . . . . . . . . . . . . . . 14
6.1 REPAIR AND SURRENDER OF PREMISES. . . . . . . . . . . . . . . . .  14
6.2 USE; WASTE; NUISANCE. . . . . . . . . . . . . . . . . . . . . . .  14
6.3 ASSIGNMENT; SUBLEASE. . . . . . . . . . . . . . . . . . . . . . .  15
6.4. INDEMNITY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
6.5 TENANT'S INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . 17
6.6 PAYMENT OF TAXES . . . . . . . . . . . . . . . . . . . . . . . . . 17
6.7 ENVIRONMENTAL COMPLIANCE . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE VII DEFAULT. . . . . . . . . . . . . . . . . . . .  . . . . .  20
7.1 EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . 20
7.2 REMEDIES UPON DEFAULT. . . . . . . . . . . . . . . . . . . . . . . 21
7.3 DAMAGES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
7.4 CUMULATIVE REMEDIES. . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE VIII CASUALTY AND EMINENT DOMAIN. . . . . . . . . . . . . . .  22
8.1 CASUALTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
8.2 EMINENT DOMAIN . . . . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE IX RIGHTS OF PARTIES HOLDING PRIOR INTERESTS . . . . . . . . . 25
9.1 SUBORDINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 25

 ARTICLE X MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .  26
10.1 REPRESENTATIONS BY TENANT AND BY LANDLORD. . . . . . . . . . . .  26
10.2 NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
10.3 NO WAIVER OR ORAL MODIFICATION . . . . . . . . . . . . . . . . .  26
10.4 PARTIAL INVALIDITY . . . . . . . . . . . . . . . . . . . . . . .  26
10.5 SELF-HELP. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
10.6 TENANT'S ESTOPPEL CERTIFICATE. . . . . . . . . . . . . . . . . .  27
10.7 WAIVER OF SUBROGATION. . . . . . . . . . . . . . . . . . . . . .  28
10.8 ALL AGREEMENTS; NO REPRESENTATIONS . . . . . . . . . . . . . . .  28
10.9 BROKERAGE. . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
10.10 SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . 28
10.11 CONSTRUCTION OF DOCUMENT . . . . . . . . . . . . . . . . . . . . 29
10.12 DISPUTES PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . 29
10.13 HOLDOVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
10.14 LATE PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 29
10.15 FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . . . .  29
10.16 LIMITATION ON LIABILITY . . . . . . . . . . . . . . . . . . . .  30
10.17 LEASE NOT TO BE RECORDED. . . . . . . . . . . . . . . . . . . .  30
10.18 OPTION TO EXTEND. . . . . . . . . . . . . . . . . . . . . . . .  30
10.19 OPTION TO TERMINATE . . . . . . . . . . . . . . . . . . . . . .  31
10.20 RIGHT OF FIRST OFFER TO PURCHASE THE PREMISES . . . . . . . . .  31
10.21 REASONABLE CONSENT. . . . . . . . . . . . . . . . . . . . . . .  32
10.22 PRIOR LEASE TERMINATED. . . . . . . . . . . . . . . . . . . . .  33

EXHIBITS

    There are attached hereto and incorporated as a part of this Lease:

    EXHIBIT A  Site Plan of Premises

    EXHIBIT B  Legal Description of Lot

    EXHIBIT C  Notice of Lease Term Dates

    EXHIBIT D  Plans for Tenant Improvements

    EXHIBIT E  Liens and Encumbrances

    EXHIBIT F  Non-Disturbance and Attornment Agreement

                 ARTICLE I DEMISING CLAUSE AND DEFINED TERMS

    1.1 DEMISING CLAUSE.

  This lease (the "Lease") is made and entered into by and between Landlord and Tenant, as defined below, as of the Date of Lease. In consideration of the mutual covenants made herein, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises as defined below, on all of the terms and conditions set forth herein.

    1.2 DEFINED TERMS.

    The terms listed below shall have the following meanings throughout this
Lease:

                                                                     Section in which
                                                                     Definition First
                                                                     Appears
"LANDLORD":          Cardigan Investments Limited Partnership        1.1

"MANAGING AGENT":       Wellington Management, Inc.                      3.1

"MANAGING AGENT'S
ADDRESS":               413 Wacouta Street, Suite 350
                        St. Paul, Minnesota 55101                        3.1

"TENANT":               EMPI, Inc.                                           1.1

"TENANT'S ADDRESS":     5255 East River Road
                        Minneapolis, Minnesota 55421                     3.1

"BUILDING":          599 Cardigan Road
                        Shoreview, Minnesota                             2.1

"PREMISES":          Approximately 93,666 rentable square
                        feet constituting the entire Building and
                        as more particularly shown on EXHIBIT A
                        attached hereto and the Property.                2.1

"PROPERTY":          The land (the "Lot") on which the
                        Building is situated. The Lot
                        is legally described in EXHIBIT B
                        attached hereto.                                 2.1

"PERMITTED USES":    Office, warehouse, light manufacturing and
                        uses permitted by the City of Shoreview
                        consistent with Section 6.3 and 6.8.         6.3

"TENANT'S
PERCENTAGE":            100%                                                3.2

                                       1


"PARKING SPACES":    Tenant will have exclusive access to and use
                        of all of the parking spaces on the Property.
                        See EXHIBIT A.                                      2.1

"SCHEDULED COMMENCEMENT
DATE":                  November 1, 1996, or first day Tenant occupies
                        and conducts business from the Building,
                        whichever comes first.                              2.2

"TERM":                 Ten (10) years, with two (2) options to renew
                        for five (5) years each.                            2.2

"BASE RENT":                                   Annual
                                               ------
                        Years                       Term       Base Rent
                        -----                       ----       ---------
                        Years 1 - 10       Initial             $327,831
                        Years 11 - 15      1st Renewal         $421,497
                        Years 16 - 20      2nd Renewal         $515,163     3.1
"ESTIMATE OF
TENANT'S OPERATING
EXPENSES":              $228,545.04 (1995 budget) plus 100%
                        of utilities. These are estimates only.             3.2

"SECURITY DEPOSIT":     None

"BROKER(S)":         Woodbridge Partners, Inc.                       10.9

"DATE OF LEASE":        The date on which both parties have
                           executed the Lease.                               1.1

"PUBLIC LIABILITY
INSURANCE AMOUNTS":  Combined Single Limit-$3,000,000 which
                        includes umbrella coverage per occurrence
                        and in the aggregate.                               6.6

"TENANT IMPROVEMENT
COSTS":                 All costs Tenant incurs relating to
                        constructing the Tenant Improvements
                        as defined in Section 4.1(a), including, without limitation, costs related to materials, equipment, labor, electrical costs, permits and all fees paid to architects and other consultants.

"AMORTIZATION OF
TENANT IMPROVEMENT
COSTS":                 The amortization of the Tenant Improvement
                        Costs over a ten (10) year period at interest of ten percent (10%) per annum.

                        ARTICLE II PREMISES AND TERM

    2.1   THE PREMISES, COMMON AREAS AND PARKING.

    (a) PREMISES. The Premises leased hereby are comprised of the entire Building which presently contains approximately 93,666 rentable square feet as more particularly shown on EXHIBIT A, which will be expanded as part of the Tenant Improvements and the Property.

    (b) PARKING. Tenant shall be entitled to use all of the parking spaces in the Building's parking area(s). Tenant acknowledges that its use of the parking spaces shall be solely for Tenant's employees, agents and visitors and Landlord and its agents. Landlord shall not be liable to Tenant, and this Lease shall not be affected, if any parking rights of Tenant hereunder are impaired by any law, ordinance or other governmental regulation imposed after the Date of Lease.

    (c) PARKING LOT REPAIRS. Landlord shall make any necessary repairs or replacement to the parking lot throughout the Term. Tenant and Landlord agree that Landlord shall include the costs of any and all such repairs or replacements in Tenant's Share of Operating Expenses as defined in Section
3.2 below and only to the extent provided therein.

    2.2   TERM.

    (a) COMMENCEMENT. The Commencement Date shall be the earlier of November 1, 1996 or the date Tenant occupies and conducts business in any portion of the Premises. Notwithstanding the foregoing to the contrary, Tenant shall have the right of access to and use of the Premises for the period commencing on the Date of Lease through the date prior to the Commencement Date for the purpose of constructing the Tenant Improvements to the Premises as provided in this Lease. This Lease shall be in full force and effect from and after the Date of Lease, except that (other than as provided in Section 3.3) Tenant shall not have any obligation prior to the Commencement Date to pay Base Rent, Tenant's Share of Operating Expenses (except for electricity) or any other amounts due under the terms of this Lease by Tenant to Landlord.

                              ARTICLE III RENT

     3.1   BASE RENT.

    Tenant shall pay the Base Rent each month in advance on the first day of each calendar month during the Term and a proportionate part of such monthly installment shall be payable for any fraction of a calendar month occurring at the beginning or end of the Term. All payments shall be made to Landlord c/o Managing Agent at Managing Agent's Address or such other place as Landlord may designate in writing, without prior demand and without abatement, deduction or offset, except as hereinafter provided. All charges to be paid by Tenant hereunder, other than Base Rent, shall be considered additional rent for the purposes of this Lease, and the words "rent" or "Rent" as used in this Lease shall mean both Base Rent and such additional rent unless the context specifically or clearly indicates that only the Base Rent is referenced.

    3.2   ADJUSTMENT FOR OPERATING EXPENSES.

    (a) TENANT'S SHARE OF OPERATING EXPENSES. For each calendar year Tenant shall pay Landlord as additional rent, one hundred percent (100%) of the Operating Expenses for the Building ("Tenant's Share of Operating Expenses"). Tenant's Share of Operating Expenses as of 1995 was estimated to be $228,545.04 per year plus utilities. For any partial Fiscal Year at the beginning or end of the Term, Tenant's Share of Operating Expenses shall be adjusted proportionately for the part of the Fiscal Year falling within the Term.

    (b) OPERATING EXPENSES ESTIMATE. Before each Fiscal Year, and from time to time as Landlord deems appropriate, Landlord shall give Tenant an estimate of the expected Operating Expenses for the Property for the coming Fiscal Year, and a calculation of the estimated amount of Tenant's Share of Operating Expenses. Tenant shall pay one-twelfth of the estimated amount of Tenant's Share of Operating Expenses with each monthly payment of Base Rent. No later than ninety (90) days after the end of each Fiscal Year, Landlord shall give Tenant a statement (the "Operating Expense Statement") showing the actual Operating Expenses for that Fiscal Year, a calculation of the actual amount of Tenant's Share of Operating Expenses, and a summary of amounts already paid by Tenant pursuant to this Section 3.2. Any underpayment by Tenant shall be made up by cash payment to Landlord within thirty (30) days after delivery of the Operating Expense Statement; any overpayment shall be paid to Tenant within thirty (30) days after delivery of the Operating Expense Statement or, at Landlord's option, shall be credited against the Base Rent next due under this Lease, provided that any overpayment shall be paid in cash to Tenant within thirty (30) days if the Term has ended. No delay by Landlord in providing any Operating Expense Statement shall be deemed a waiver of Tenant's obligation to pay Tenant's Share of Expenses. Notwithstanding anything in this paragraph to the contrary, Landlord waives all rights to collect additional rent under the provisions of this paragraph if Landlord fails to provide the Operating Expense Statement within six (6) months after the end of the Fiscal Year. Tenant and its agents have the right of access to and review of the portion of Landlord's books and records relating to the Building's Operating Expenses.

    Landlord shall employ Wellington Management, Inc. ("WMI") as the property manager during the Term and any renewal term of this Lease. Tenant shall have the right to require the Landlord to terminate WMI, or successor property manager, upon sixty (60) days' prior written notice from Tenant to Landlord if Stephen B. Wellington, Jr. (i) no longer holds a controlling interest in WMI or the successor property manager or (ii) is not actively involved in the day to day operations of WMI or the successor property manager. In such event, Tenant shall have the right, together with the Landlord to interview prospective property managers and negotiate the services and fees to be provided by such property managers. Landlord may appoint the new property manager, subject to the approval of Tenant, which approval shall not be unreasonably withheld or delayed.

    (c) DEFINITIONS. As used herein, the following terms used in this Subsection 3.2 shall have the following meanings for purposes of this Lease:

          (i)   The term "Fiscal Year" means a calendar year.

          (ii) The term "Operating Expenses" means the total cost of operation of the Property, including, without limitation:
                (i) Taxes, as defined below; (ii) premiums for insurance carried with respect to the Property; (iii) all costs of supplies, materials, equipment, and utilities including all electricity used in or related to the operation, maintenance, and repair of the Property or any part thereof excepting those items used in the construction or installation of capital improvements (improvements that must be capitalized for federal income tax purposes); (iv) all labor costs, including without limitation, salaries, wages, payroll and other taxes, unemployment insurance costs and employee benefits excepting those used for capital improvements; (v) all maintenance, management, janitorial, legal, accounting, and service agreement costs related to the Property or any part thereof, including, without limitation, service contracts with independent contractors; (vi) the annual portion of the amortization of the costs (including interest of ten (10%) percent per annum) of improvements to the Property that are designed only to increase safety or reduce Operating Expenses or are required to comply with legal requirements imposed after the initial completion of the Building, all such improvements to be amortized over the useful life of the improvement, subject to the limitations as hereinafter provided. Furthermore, if said improvements are undertaken to reduce operating expenses, the amount passed through to Tenant as an Operating Expense shall be the lesser of the annual reduction in Operating Expenses or the annual portion of the amortization of the cost of said improvement over its useful life. Any of the above services may be performed by Landlord or its affiliates, provided that fees for the performance of such services shall be reasonable and competitive with fees charged by unaffiliated entities for the performance of such services in comparable buildings in the area. Operating Expenses must be reasonably necessary for the operation of the Property, commercially reasonable and market competitive. Tenant will have the right to participate in the development and review of the annual budget for Operating Expenses before it is finalized.

                Notwithstanding the foregoing to the contrary, Operating Expenses shall not include the Excluded Expenses, as hereinafter defined. The term "Excluded Expenses" shall include any Landlord overhead (property management fees to affiliates excepted), costs and expenses relating to defective design or construction of the Building, Landlord's negligence or that of its employees, agents, or contractors, real estate taxes based on a minimum assessment agreement to the extent such taxes are greater than they would otherwise be assessed, leasing commissions, repair costs paid by insurance proceeds or by any tenant or third party, any and all depreciation expense, any debt service, cost of capital improvements except as specifically set forth above, any and all repairs and improvements related to structural portions of the Building, repair and improvements to the exterior walls, replacement of HVAC units, including new units installed by Tenant, and roof repair or maintenance costs in excess of $1,800 per Fiscal Year (adjusted upward three percent (3%) annually beginning in 1997) (the "Roof Repair Cap").

       (iii) The term "Taxes" means any form of assessment, rental tax, license tax, business license fee, levy, charge, tax or similar imposition imposed by any authority having the power to tax including any city, county, state or federal government, or any school, agricultural, lighting, library, drainage or other improvement or special assessment district, as against the Property or any part thereof or any legal or equitable interest of Landlord therein, or against Landlord by virtue of its interest therein, and any reasonable costs incurred by Landlord in any proceeding for abatement thereof, including, without limitation, attorneys' and consultants' fees, and regardless of whether any abatement is obtained. Landlord's income and franchise taxes shall not be included in "Taxes". All assessments must be amortized over the longest term permitted by the local government authority and only the current amortization of such assessment is to be included in Operating Expenses. If Landlord or Tenant decides to proceed with a tax protest relating to the abatement of taxes, the other party's approval shall be required, said approval to be timely and not unreasonably withheld. Landlord will be responsible for any and all special assessments relating to the construction of the proposed railroad crossing project. Landlord shall exercise reasonable efforts to promote and encourage the construction of such project.

    3.3   PAYMENT FOR OCTOBER, 1996.

          In addition to the Base Rent and Operating Expenses payable with respect to the Term, Tenant shall pay to Landlord with respect to that portion of the month of October, 1996 preceding the Commencement Date an amount equal to one-half (1/2) of the Base Rent and Operating Expenses which would have been payable by Tenant with respect to such portion of the month of October, 1996 preceding the Commencement Date, had the Commencement Date occurred on October 1, 1996. On or prior to October 1, 1996, Tenant shall pay to Landlord an amount equal to one-half (1/2) of the monthly Base Rent and estimated Operating Expenses for the full month of October, 1996. Upon occupying and conducting business from the Premises, Tenant shall pay to Landlord the balance of the Base Rent and estimated Operating Expenses payable for the portion of the month of October, 1996 falling within the Term (being an additional amount equal to one-half (1/2) of the Base Rent and estimated Operating Expenses attributable on a pro-rata basis to the portion of the month of October, 1996 falling on and after the Commencement Date).

                           ARTICLE IV CONSTRUCTION

    4.1   LEASEHOLD IMPROVEMENTS BY TENANT.

    (a) TENANT'S WORK. At its expense, Tenant shall cause the Premises to be built-out substantially in accordance with final plans (the design development drawings and specifications relating to the Tenant Improvements) to be signed by the Landlord and Tenant and attached hereto as EXHIBIT D (the "Final Plans"). The work to be constructed in accordance with the Final Plans is hereinafter referred to as the "Tenant Improvements" and shall be at a total cost, including all soft costs relating to the Tenant Improvements, including, without limitation, architect fees, legal fees and permits, to Tenant of no less than One Million Dollars ($1,000,000). Tenant shall pay all of the costs associated with preparing such Final Plans. Landlord shall not be responsible for interior design costs including, e.g., furniture, office systems, etc., all of such costs shall be the sole responsibility of Tenant. Tenant shall cause the Tenant Improvements to be installed with all due diligence in accordance with the Final Plans by Kraus-Anderson Construction, Inc. in a first-class workmanlike manner. Tenant shall use reasonable efforts to substantially complete the Tenant Improvements as soon as possible after the date it receives possession of the Property, which in no event shall be later than the Date of Lease. Once installed, the Tenant Improvements shall be part of the Premises and the sole property of Landlord, except that Tenant may remove from the Premises its personal property, equipment, trade fixtures, furniture and moveable partitions. Landlord shall have no obligation to improve the Premises prior to the Commencement Date, except as hereinbefore provided, and, thereafter, only as specifically required by this Lease.

    Except to the extent attached hereto as EXHIBIT D and hereby approved, Tenant shall submit the Final Plans to the Landlord as soon as they are completed for Landlord's approval, which approval shall not be unreasonably withheld or delayed. In the event the Landlord fails to approve or object to such plans by written notice to Tenant within five (5) days of Landlord's receipt of such Final Plans, then the Landlord shall have been deemed to have approved such Final Plans.

    Tenant shall enter into a construction contract with Kraus-Anderson Construction, Inc. (the "Construction Contract") and shall perform all of its obligations thereunder in timely fashion. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all claims for amounts due Kraus-Anderson Construction, Inc. under the Construction Contract, including, without limitation, Landlord's reasonable attorneys' fees.

    Tenant will cause the architect to certify to Landlord upon completion of the Tenant Improvements, that such Tenant Improvements have been constructed substantially in accordance with the Final Plans, as modified by change orders pursuant to subparagraph (c) hereof.

    Tenant agrees to assign to Landlord Tenant's rights under the Construction Contract and any warranties relating to equipment which is a part of the Tenant Improvements (if they are assignable) to the extent such assignment is necessary in Landlord's reasonable opinion to protect the Landlord with regard to any condition of the Building which involves the Tenant Improvements constructed pursuant to the Construction Contract. Tenant will cooperate with Landlord in its pursuit of any claims under the Construction Contract or the Warranties.

    (b) TENANT IMPROVEMENT COST. Tenant agrees to pay all costs associated with constructing the Tenant Improvements pursuant to the terms of the Construction Contract. Tenant shall pay all costs incurred as a result of any change orders signed by Tenant affecting the Final Plans. Tenant agrees that the Tenant Improvements and all other costs Tenant incurs relating to such improvements, including, without limitation, architectural and legal fees, permits and insurance shall not be less than One Million Dollars ($1,000,000).

    Notwithstanding the foregoing to the contrary, Landlord agrees to reimburse Tenant for the following amounts paid by Tenant to Kraus-Anderson Construction, Inc.: (i) $35,350.00 for improvements to the parking lot as specified in Northwest Asphalt's proposal dated April 29, 1996 and (ii) $28,195.00 for upgrades to mechanical and HVAC systems and removal of abandoned equipment. Landlord shall reimburse Tenant for such amounts within ten (10) days after Tenant's payment of such amounts and notice to Landlord requesting reimbursement. If Landlord fails to so reimburse Tenant, Tenant shall be entitled to offset the amounts due to it from Landlord pursuant to this paragraph 4.1(c) against the next ensuing rent payment(s) due under the Lease.

    (c) CHANGES IN FINAL PLANS. It is anticipated that changes may need to be made to the Final Plans and Tenant may make such changes without the Landlord's consent, unless such changes reduce the total costs of the Tenant Improvements and other costs as provided in subparagraph (b) above to less than One Million Dollars ($1,000,000), affect the structural integrity of the Building, reduce the size or change the configuration of the Premises, or affect the mechanical, electrical, or HVAC systems serving the Building, in which event the Landlord's consent shall be required, which consent will not be unreasonably withheld or delayed. Any changes to the Final Plans must be in compliance with all building codes and local ordinances. Tenant shall pay any additional costs required to implement any such changes, including without limitation, architectural fees and construction cost increases. If Tenant's request for changes in the Final Plans results in a delay of the Commencement Date beyond October 1, 1996, Tenant shall agree to start paying Base Rent and additional rent as of October 1, 1996.

    (d) INTERIOR FURNISHINGS. Landlord shall not be required to furnish professional interior design services to Tenant and shall not be required to pay for professional interior design services engaged by Tenant. Further, Tenant's interior furnishings, i.e., telephones, and moveable equipment, shall be the sole responsibility of Tenant.

    (e) LANDLORD RESPONSIBILITY. Landlord shall reimburse Tenant for any increases in the cost of Tenant Improvements which result from conditions in the Building which were known to or should have been known by the Landlord and Landlord failed to disclose such conditions to Tenant or Landlord's contractor prior to Landlord entering into the Construction Contract. For example, such increased costs could result from a failure to disclose information relating to the design of the Building, problems with the Building or the mechanical, electrical or HVAC systems serving the Building, the structural integrity of any component of the Building, condition of the roof, or existence of certain types of environmental conditions, such as the presence of asbestos in the Building. Landlord agrees that it will be responsible for and reimburse Tenant for any increases in the cost of Tenant Improvements which result from the existing asbestos conditions in the Building and, if necessary, Landlord, at its sole cost and expense, will cause the asbestos conditions to be addressed appropriately, including, without limitation, the removal or encapsulation of the asbestos. If
Landlord fails to so reimburse Tenant, Tenant shall be entitled to offset the amounts due to it from Landlord pursuant to this paragraph 4.1(c) against the next ensuing rent payment(s) due under the Lease. Tenant agrees to direct its contractor to use reasonable and diligent efforts not to disturb or expose any asbestos-containing materials which do not pose any health danger unless disturbed or exposed.

    4.2   ALTERATION BY TENANT.

    (a) LANDLORD'S CONSENT. Tenant shall not make any alterations, decorations, additions, installations, substitutes or improvements after the Commencement Date (hereinafter collectively called "Alterations") in and to the Premises, without first obtaining Landlord's written consent. Landlord shall not unreasonably withhold or delay its consent; provided, however, that

Landlord shall have no obligation to consent to Alterations of a structural nature that would violate the Certificate of Occupancy for the Premises or any applicable law, code or ordinance or the terms of any superior lease or mortgage affecting the Property. Tenant shall pay Landlord's reasonable costs of reviewing or inspecting any proposed Alterations.

    (b) WORKMANSHIP. All work on any Alterations shall be done at reasonable times in a first-class workmanlike manner, by contractors approved by Landlord, according to plans and specifications previously approved by Landlord, which approval will not be unreasonably withheld or delayed. All work shall be done in compliance with all applicable laws, regulations, and rules of any government agency with jurisdiction, and with all regulations of the Board of Fire Underwriters or any similar insurance body or bodies. Tenant shall be solely responsible for the effect of any Alterations on the Building's structure and systems, notwithstanding that Landlord has consented to the Alterations, and shall reimburse Landlord on demand for any costs incurred by Landlord by reason of any faulty work done by Tenant or its contractors. Upon completion of any Alterations, Tenant shall provide Landlord with a complete set of "as-built" plans.

    (c) LIENS. Tenant shall keep the Property and Tenant's leasehold interest therein free of any liens or claims of liens, and shall discharge any such liens within ten days of their filing. Before commencement of any work, if the contractor is other than Kraus-Anderson Construction, Inc., Tenant's contractor shall provide any payment, performance and lien indemnity bond reasonably required by Landlord, and Tenant shall provide evidence of such insurance as Landlord and Tenant may reasonably require, naming Landlord and Tenant as an additional insured. Tenant shall indemnify and defend Landlord and hold it harmless from and against any cost, claim, or liability arising from any work done by or at the direction of Tenant. Notwithstanding the foregoing to the contrary, Tenant will have the right to contest the validity of any liens so long as Tenant provides Landlord with adequate security against said liens, Tenant first notifies the Landlord in writing immediately upon the imposition of the lien and at least fifteen (15) days before Tenant commences any such contest, Tenant proceeds promptly and diligently with regard to such contest and there is no danger of Tenant's or Landlord's interest in the Premises being forfeited or lost.

    (d) REMOVAL. All Alterations affixed to the Premises by Tenant with Landlord's consent shall become part thereof and remain therein at the end of the Term unless at the time Landlord consents to the Alterations Landlord requires Tenant to remove such Alterations at the end of the Term. If Landlord requires Tenant to remove any Alterations, Tenant shall do so and shall pay the cost of removal and any repair required by such removal. All of Tenant's personal property, trade fixtures, equipment, furniture, movable partitions, and any Alterations not affixed to the Premises shall remain Tenant's property.

                        ARTICLE V LANDLORD'S COVENANTS

    5.1   SERVICES FURNISHED BY LANDLORD.

    (a) SERVICES; HEATING; COOLING. Landlord shall furnish services, utilities, facilities and supplies equal in quality to those customarily provided by landlords in buildings of a similar design in the area in which the Property is located.

    (b) ELECTRICITY. Tenant's use of electrical energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors or equipment in or otherwise serving the Premises. In the event Landlord consents to any additional electrical use, Tenant shall be responsible for any and all costs associated with such additional use.

    (c) GRAPHICS AND SIGNAGE. Landlord shall provide, at Tenant's expense, identification of Tenant's name at the main entrance door to the Premises. In addition, Tenant will have the right to install and maintain, at its expense, exterior signage which is in compliance with all local ordinances, including, without limitation, payment of all permits.

    5.2   REPAIRS AND MAINTENANCE.

    Landlord shall repair and maintain, at its sole cost and expense and not as a part of Operating Expenses, the structural portions of the Building and the exterior walls of the Building (excluding exterior windows and glazing). Landlord shall also, at its sole cost and expense and not as a part of Operating Expenses, replace all or any portion of the roof that needs to be replaced rather than to be repaired and replace the heating, ventilating and air conditioning systems servicing the Premises, including the systems installed as part of Tenant Improvements. Landlord agrees to enter into an HVAC contract with a contractor mutually satisfactory to both Landlord and Tenant. Notwithstanding the foregoing, if any maintenance, repair or replacement is required because of any act, omission or neglect of duty by Tenant or its agents, employees, or contractors (excluding Kraus-Anderson Construction, Inc. relating to the Tenant Improvements if the architect's certificate has been provided to Landlord as provided in paragraph 4.1(a)) the cost thereof shall be paid by Tenant to Landlord as additional rent within thirty (30) days after billing therefor, subject to the waiver of subrogation provided in Section 10.7.

    5.3   QUIET ENJOYMENT.

    Upon Tenant's paying the rent and performing its other obligations, Landlord shall permit Tenant to peacefully and quietly hold and enjoy the Premises, subject to the provisions hereof.

    5.4   INSURANCE.

    Landlord shall insure on an all-risk basis the full replacement cost of the Property, including the Building (including, without limitation the Tenant Improvements and alteration), against damage by fire and standard extended coverage perils, and shall carry public liability insurance on the Premises, all in such reasonable amounts with such reasonable deductibles as would be carried by a prudent owner of a similar building in the area and with such higher limits, broader coverage or smaller deductibles as may be requested by Tenant. Landlord shall cause Tenant to be named as an additional insured under the foregoing insurance required to be maintained by the Landlord. Landlord may carry any other forms of insurance as it or its mortgagee may deem advisable. Tenant shall have no right to any proceeds from such policies, except to the extent of the unamortized Tenant Improvement Costs as determined pursuant to the amortization of Tenant Improvement Costs as of the date of a casualty if such proceeds are not used to restore such Tenant Improvements as provided in paragraph 8.1 hereof. Landlord shall not carry any insurance on any of Tenant's personal property, furniture, fixtures, equipment and moveable partitions and shall not be obligated to repair or replace any of such property, unless said repair or replacement is caused by LandLord's negligence or that of its employees or agents.

    5.5   ACCESS TO PREMISES.

    Landlord shall have reasonable access to the Premises to inspect
Tenant's performance hereunder and to perform any acts required of or permitted to Landlord herein, including without limitation, the right to make any repairs or replacements Landlord deems necessary and the right to show the Premises to prospective tenants during the last nine months of the term. Landlord shall at all times have a key to the Premises, and Tenant shall not change any existing lock, nor install any additional lock without Landlord's prior consent. Except in the case of any emergency, any entry into the Premises by Landlord shall be on reasonable advance notice, and shall be scheduled in such a manner so as to cause the least amount of interference with Tenant's business as possible.

    5.6   RIGHT TO CEASE PROVIDING SERVICES.

    In connection with any repairs, alterations or additions to the Property or the Premises, or any other acts required of or permitted to Landlord herein, Landlord may suspend service of the Building's utilities, facilities or supplies, provided that Landlord shall use reasonable diligence to restore such services, facilities or supplies as soon as possible and subject to Force Majeure as defined in Section 10.15 below. If Landlord suspends any such services for more than two (2) business days, Tenant's Rent obligation shall be proportionately reduced during the time of such reduction or suspension. No such reduction or suspension permitted by this Section 5.6 shall constitute an actual or constructive eviction or disturbance of Tenant's use or possession of the Premises which shall give Tenant the right terminate this Lease by written notice to Landlord, unless such reduction or suspension exceeds sixty (60) days and results in more than twenty-five (25%) percent of the Premises being unusable.

    5.7   EXCISE TAX.

    If at any time during the Lease term, under the laws of the State in which the Property is located, any political subdivision thereof, or any other governmental authority, a tax or excise on rents or other tax
(excluding income tax), however described, including but not limiting to assessments, charges or fees required to be paid, by way of substitution for or as a supplement to real estate taxes, or any other tax on rent or profits is substitution for or as a supplement to a tax levied against the property, building, or the personal property, shall be levied or assessed against Landlord on account of the rental expressly reserved hereunder, then Tenant will pay to Landlord as additional rent said tax or excise so due on the rent.

    5.8   ADA COMPLIANCE.

    Landlord and Tenant acknowledge that, in accordance with the provisions of the Americans with Disabilities Act (the "ADA"), responsibility for compliance with the terms and conditions of Title III of the ADA may be allocated as between Landlord and Tenant. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that the responsibility for compliance with the ADA shall be allocated as follows: (i) Tenant shall be responsible for compliance with the provisions of Title III of the ADA for any and all alterations made within the Building if Tenant constructs such alterations, without the assistance of the Landlord, regardless of whether Landlord consents to such alterations; and (ii) Landlord shall be responsible for compliance with the provisions of Title III of the ADA for the Property and exterior of the Building, unless such compliance is required as a result of Tenant Improvements, in which event Tenant shall be responsible for such compliance. Landlord and Tenant each agree to indemnify, defend and hold each other harmless from and against any claims, damages, costs and liabilities arising out of Landlord's or Tenant's failure, or alleged failure, as the case may be, to comply with Title III of the ADA within the areas for which each is responsible hereunder, which indemnification obligation shall survive the expiration or termination of this lease, Landlord and Tenant each agree that the allocation of responsibility for ADA compliance shall not require Landlord or Tenant to supervise, monitor or otherwise review the compliance activities of the other with respect to its assumed responsibilities for ADA compliance as set forth herein. The foregoing allocation of responsibility for ADA compliance between Landlord and Tenant, and the obligations of Landlord and Tenant established by such allocations, shall supersede any other provisions of the lease that may contradict or otherwise differ from the requirements of this Section.

                        ARTICLE VI TENANT'S COVENANTS

    6.1   REPAIR AND SURRENDER OF PREMISES.

    Tenant shall keep the Premises in good order and condition, and shall promptly repair any damage to the Premises or the rest of the Property (including all glass in windows and in exterior walls) caused by the negligent or unintentional acts or omissions of Tenant or its agents, employees, or invitees, licensees or independent contractors, subject to the waiver of subrogation as provided in paragraph 10.7. At the end of the Term, Tenant shall peaceably yield up the Premises in good order, repair and condition, except for reasonable wear and tear and insurable casualty.

Tenant shall remove its own property and (if required by Landlord) any Alterations, repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Any property not so removed shall be deemed abandoned and immediately shall become the property of Landlord which may be retained by Landlord or may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by Landlord in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises.

    6.2   USE; WASTE; NUISANCE.

    (a) GENERAL USE. Tenant shall use the Premises only for the Permitted Uses, and shall not use or permit the Premises to be used in violation of any law or ordinance or any certificate of occupancy issued for the Building or the Premises. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, or commit or allow any waste in or upon the Premises.

    (b) OBSTRUCTIONS. Tenant shall not obstruct any portion of the Property outside the Premises, and shall not, except as otherwise previously approved by Landlord, place or permit any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises. Landlord's approval will not be unreasonably withheld or delayed.

    (c) FLOOR LOAD. Tenant shall not place a load upon the floor of the Premises exceeding the load per square foot such floor was designed to carry, as determined by Landlord or its structural engineer.

    (d) COMPLIANCE WITH INSURANCE POLICIES. Tenant shall not keep or use any article in the Premises, or permit any activity therein, which is prohibited by any insurance policy covering the Building and Leasehold Improvements, or would result in an increase in the premiums thereunder; provided, however, that Landlord's insurance shall cover Tenant's Permitted Uses.

    6.3   ASSIGNMENT; SUBLEASE.

    Tenant shall not assign its rights under this Lease or sublet the whole or any part of the Premises without Landlord's prior written consent. Landlord's consent will not be unreasonably withheld or delayed. In addition, Landlord acknowledges that its consent to an assignment or sublease shall not be conditioned upon (i) the duration of the proposed sublease so long as said term does not extend beyond the term of this Lease and any applicable renewal term, (ii) the financial condition or ability of the proposed sublessee, or (iii) the economic terms and conditions of such sublease. In the event that Landlord grants such consent, Tenant shall remain primarily liable to Landlord for the payment of all rent and for the full performance of the obligations under this Lease. Any assignment or subletting which does not conform with this Section 6.3 shall be void and a default hereunder. Notwithstanding the foregoing, Tenant may, without Landlord's consent, assign or sublet the Premises to its parent corporation or any subsidiary thereof, if any, or assign or sublet the Premises to any entity that acquires all or substantially all of Tenant's assets or controlling interest in the stock or is the surviving entity after merging with Tenant. Such an assignment or sublease shall be referred to herein as a "Permitted Transfer."

    Except for a Permitted Transfer, if Tenant, after exercise of its option to extend the initial Term of this Lease, shall enter into a sublease or assignment that (x) extends past the expiration of the tenth (10th) anniversary of the Commencement Date and (y) covers forty percent (40%) or more of the Building, then Tenant shall pay to Landlord, on an annual basis, seventy-five percent (75%) of the "transfer premium", if any, as hereinafter defined, existing from and after the tenth (10th) anniversary of the Commencement Date. The transfer premium shall mean the annual amount of all base rent and additional rent payable by such sublessee or assignee to Tenant under the sublease or assignment (the "Sublease Rental") in excess of the Base Rent and additional rent payable by Tenant under this Lease during the corresponding annual period of the sublease or assignment (the "Lease Rental"), calculated on a pro rata basis if less than the entire Premises is assigned or sublet, less the following:

    (i) An amount equal to the annual amortized amount of all costs incurred by Tenant to secure the sublease or assignment, including, without limitation, all attorneys' fees, brokerage fees, remodeling costs and tenant inducements or allowances. Such costs shall be amortized over the term of the sublease or assignment at a rate equal to ten percent (10%) per annum; and

    (ii) An amount equal to the annual Amortized Tenant Improvement Cost for the applicable year during the term of the sublease or assignment, calculated on a pro rata basis if less than the entire Premises is assigned or sublet.

In the event the transfer premium is a negative number in any year during the term of the sublease or assignment, then the negative balance shall be carried forward and applied to the succeeding year for the purpose of calculating the transfer premium (i.e. no transfer premium shall be payable unless the difference between the Sublease Rental and the Lease Rental in any one year of the sublease or assignment exceeds the total of (a) the sum of the amounts set forth in (i) and (ii) above in any one year and (b) the cumulative total of all unapplied negative transfer premiums applicable to previous years during the term of the sublease or assignment). The transfer premium shall be calculated as of each anniversary of the commencement date of the sublease or the assignment. Any transfer premium determined to be due shall be payable by Tenant to Landlord within thirty (30) days after each such anniversary date.

    If the provisions of the second paragraph of this paragraph 6.3 shall apply, then Landlord, at its option, by written notice to Tenant within ten
(10) days after Tenant's written notice to Landlord of such sublease, elect to receive one hundred percent (100%) of the difference between the Sublease Rental and the Lease Rental. If Landlord elects such option, then in order for such election by Landlord to be valid, Landlord shall pay Tenant within ten (10) days of Tenant's demand therefore, the amounts set forth in subpart
(i) and subpart (ii) as provided in the second paragraph above.

    A condition of any assignment or sublease shall be that the assignee or subleasee shall affirmatively assume all obligations of the Tenant under the terms and conditions of this Lease and such assignment and sublease shall not relieve Tenant of its obligations under this Lease.

    6.4.  INDEMNITY.

    Tenant, at its expense, shall defend (with counsel satisfactory to Landlord), indemnify and hold harmless Landlord and its agents, employees, invitees, licensees and contractors from and against any cost, claim, action, liability or damage of any kind arising from (i) Tenant's use and occupancy of the Premises and the Property or any activity done or permitted by Tenant in, on, or about the Premises or the Property, (ii) any breach or default by Tenant of its obligations under this Lease, or (iii) any negligent, tortious, or illegal act or omission of Tenant, its agents, employees, or contractors; provided, however, that Tenant shall not be responsible for any cost, claim, action, liability or damage arising from Landlord's negligence or that of Landlord's agents, employees or contractors.

    Landlord, at its expense, shall defend (with counsel satisfactory to Tenant), indemnify and hold harmless Tenant and its agents, employees, invitees, licensees and contractors from and against any cost, claim, action, liability or damage of any kind by a third party arising from (i) any breach or default by Landlord of its obligations under this Lease or (ii) any negligence, tortious or illegal act or omission of Landlord, its agents, employees or contractors; provided, however, that Landlord shall not be responsible for any cost, claim, action, liability or damage arising from Tenant's negligence or that of its agents, employees, or contractors.

    The respective indemnifications and hold harmless provisions set forth above are subject to the waiver of subrogation as provided in Section 10.7.

    6.5   TENANT'S INSURANCE.

    Tenant shall maintain in responsible companies qualified to do business, in good standing in the state in which the Premises are located and at its sole expense the following insurance: comprehensive general liability insurance covering the Premises insuring Landlord as well as Tenant with limits which shall, at the commencement of the Term, be at least equal to the Public Liability Insurance Amounts stated in Section 1.2 and from time to time during the Term shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located with respect to similar properties, and workers' compensation insurance with statutory limits covering all of Tenant's employees working in the Premises, and to deposit promptly with Landlord certificates for such insurance, and all renewals thereof, bearing the endorsement that the policies will not be canceled until after ten (10) days' written notice to Landlord. All policies shall be taken out with insurers with a rating of A-IX by Best's and otherwise acceptable to Landlord.

    6.6   PAYMENT OF TAXES.

    Tenant shall pay before delinquency all taxes levied against Tenant's personal property or trade fixtures in the Premises. If any such taxes are levied against Landlord or its property, or if the assessed value of the Premises is increased by the inclusion of a value placed on Tenant's property, Landlord may pay such taxes, and Tenant shall upon demand repay to Landlord the portion of such taxes resulting from such increase.

    6.7   ENVIRONMENTAL COMPLIANCE.

    (a) GENERAL. Tenant shall not cause any hazardous or toxic wastes, hazardous or toxic substances or hazardous or toxic materials (collectively, "Hazardous Materials") to be used, generated, stored or disposed of on, under or about, or transported to or from, the Property (collectively, "Hazardous Materials Activities"), except for normal amounts of such Hazardous Materials as are used in the ordinary course of Tenant's business and which are used in compliance with all laws, ordinances, rules and regulations (the "Permitted Chemicals"). Tenant will not engage in any Hazardous Material Activity in violation of any law, ordinance, rule or regulation relating to hazardous materials. Landlord shall not be liable to Tenant for any Hazardous
Materials Activities by Tenant, Tenant's employees, agents, contractors, licensees or invitees, whether or not consented to by Landlord. Tenant shall not install or permit the installation of any underground storage tank. Tenant shall indemnify, defend with counsel acceptable to Landlord and hold Landlord harmless from and against any claims, damages, costs and liabilities arising out of Tenant's Hazardous Materials Activities, including, without limitation, court costs and reasonable attorneys' and consultant's fees; provided, however, that Tenant shall not be responsible for any claims, damages, costs or liabilities arising from negligence from Landlord or Landlord's agents, employees or contractors.

    (b) REMEDIATION. Without limiting the foregoing, if Tenant permits the presence of any Hazardous Materials on or in the Property, Tenant, at its sole cost and expense, shall promptly take any and all actions necessary or required to return the Premises to the condition existing prior to the presence of any Hazardous Materials by Tenant on the Property. Tenant shall obtain Landlord's written consent prior to commencing any Such remedial action. Tenant shall remove and properly dispose of all of the Permitted Chemicals prior to the end of the Term. Landlord and Tenant shall each give written notice to the other as soon as reasonably practicable of (i) any communication received from any governmental authority concerning Hazardous Materials which relates to the Property, and (ii) any contamination of the property by Hazardous Materials which constitutes a violation of any Regulations.

    (c) INSPECTION. Tenant shall permit Landlord to enter and inspect the Premises and conduct any necessary testing necessary to ensure that Tenant is in compliance hereunder at any time during the Term provided that Landlord gives Tenant reasonable advance notice and provided that Landlord conducts such inspection in a manner so as to cause the least amount of interference as possible with Tenant's use of the Premises. Tenant shall also permit any necessary inspection and testing prior to the end of the Term upon such advanced written notice and conducted in a manner as hereinbefore provided.

    (d) TENANT'S OCCUPANCY. Notwithstanding the foregoing, Tenant shall not be responsible for any Hazardous Materials Activities prior to Tenant's occupancy of the Premises.

    (e) HAZARDOUS MATERIALS. For purposes hereof, Hazardous Materials shall include but not be limited to substances defined as "hazardous substances", "toxic substances", or "hazardous wastes" in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the federal Hazardous Materials Transportation Act, as amended; and the federal Resource Conservation and Recovery Act, as amended ("RCRA"); those substances defined as "hazardous substances", "materials", or "wastes" under the law of the state in which the Premises are located; and as such substances are defined in any regulations adopted and publications promulgated pursuant to said laws (collectively, "Regulations"). If Tenant's activities violate or create a risk of violation of any Regulations, Tenant shall cease such activities immediately upon notice from Landlord. Tenant shall immediately notify Landlord both by telephone and in writing of any spill or unauthorized discharge of Hazardous Materials or of any condition constituting an "imminent hazard" under any Regulations.

    (f) LANDLORD'S ENVIRONMENTAL REPRESENTATIONS. Landlord, to the best of its knowledge and without a duty of inquiry, represents and warrants to Tenant that except as disclosed in the Environmental Site Assessment for Cardiac Pacemakers, Inc. and prepared by DPRA Incorporated dated June 1, 1993, no toxic or hazardous wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601-9657, as amended, or included as a hazardous material, substance or related material in the Hazardous Materials Transportation Act, 40 U.S.C.
Section 1801 ET SEQ., as amended. ("Hazardous Substances") have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Leased Premises, nor has any activity been undertaken on the Premises that would cause or contribute to (i) the Premises to become a treatment, storage or disposal facility within the meaning of, or otherwise bring the property within the ambit of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 EQ SEQ., or any similar state law or local ordinance, (ii) a release or threatened release of Hazardous Substances from the Premises within the meaning of, or otherwise bring the Premises within the ambit of, CERCLA or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ., or the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ., or any similar state law or local ordinance. There are no substances or conditions in or on the Premises that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements. Landlord shall indemnify Tenant, its successors and assigns, against, and shall hold Tenant, its successors and assigns, harmless from any and all liabilities, obligations, damages, fines, penalties, claims, demands, costs, charges, judgments and expenses, including reasonable attorneys' fees, that Tenant incurs by reason of any of the foregoing representations or warranties being untrue.

    (g) TENANT'S ENVIRONMENTAL REPRESENTATIONS. Tenant, to the best of its knowledge, represents and warrants to Landlord that (a) as a result of the conduct of its business on the Premises, no toxic or hazardous wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601-9657, as amended, or included as a hazardous material, substance or related material in the Hazardous Materials Transportation Act, 40 U.S.C. Section 1801 ET SEQ., as amended. ("Hazardous Substances") will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Premises, in violation of any federal, state or local environmental statute, regulation or ordinance and (b) without a duty of inquiry as to the existing condition of the Premises, nor has any activity been undertaken or will be undertaken by Tenant on the Premises (based on Landlord's representation regarding the condition of the Premises) that would cause or contribute to (i) the Premises to become a treatment, storage or disposal facility within the meaning of, or otherwise bring the property within the ambit of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 EQ SEQ., or any similar state law or local ordinance, (ii) a release or threatened release of Hazardous Substances from the Premises within the meaning of, or otherwise bring the Premises within the ambit of, CERCLA or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ., or the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ., or any similar state law or local ordinance. There will be no substances or conditions in or on the Premises resulting solely from Tenant's use and occupancy of the Premises that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements. Tenant shall indemnify and defend Landlord, its successors and assigns, against, and shall hold Landlord, its successors and assigns, harmless from any and all liabilities, obligations, damages, fines, penalties, claims, demands, costs, charges, judgments and expenses, including reasonable attorneys' fees, that Landlord incurs by reason of any of the foregoing representations or warranties being untrue.

    (h)   SURVIVAL. The obligations of Landlord and Tenant under this
Section 6.8 shall survive the expiration or earlier termination of the Term.

                             ARTICLE VII DEFAULT

    7.1   EVENTS OF DEFAULT.

  The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

    (i) The failure by Tenant to make any payment of Base Rent or additional rent or any other payment required hereunder, as and when due, where such failure shall continue for a period of five
          (5) days after written notice thereof from Landlord to Tenant;
          provided, that   Landlord shall not be required to provide such
          notice more than twice   during the Term with respect to
          non-payment of Rent. In the event Landlord is no longer obligated to provide written notice of a payment default, Tenant shall not be deemed to be in default under this paragraph thereafter unless Tenant fails to make such payment within five (5) days of the due date of any such payment;

    (ii) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in clause (i) above, where such failure shall continue for a period of more than fifteen (15) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that more than fifteen (15) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said ten-day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than seventy-five (75) days from the date of such notice from Landlord and subject to force majeure;

    (iii) The failure by Tenant of all or any portion of Tenant's obligations under this Lease to pay its debts as they become due, or Tenant becoming insolvent, filing or having filed against it a petition under any chapter of the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq. (or any similar petition under any insolvency law of any jurisdiction) and such petition is not dismissed within forty-five (45) days thereafter, proposing any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, making an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of Tenant or of Guarantor; or

    (iv) If the leasehold estate under this Lease or any substantial part of the Property or assets of Tenant of this leasehold is taken by execution, or by other process of law, or is attached or subjected to any involuntary encumbrance if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) business (10) days after the levy hereof.

    7.2   REMEDIES UPON DEFAULT.

    In the event of any such default by Tenant, whether or not the Term shall have begun, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the option without further notice to terminate this Lease and all rights of Tenant hereunder by notice to Tenant and this Lease shall thereupon come to an end as fully and completely as if the date such notice is given were the date originally fixed for the expiration of the Term, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.
Landlord shall have the right to terminate Tenant's right to possession of the Premises and re-enter the Premises and take possession thereof without terminating this Lease.

    7.3   DAMAGES.

    (a) CALCULATION OF DAMAGES. In the event that this Lease is terminated under any of the provisions contained in Section 7.1, Tenant covenants to pay forthwith to Landlord, as compensation, the present value of excess of the total rent reserved for the residue of the Term over the fair market rental value of the Premises for said residue of the Term. In calculating the rent reserved and the fair market value of the Premises there shall be included, in addition to the Base Rent and all additional rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue. If the Lease is not terminated and only Tenant's right of occupancy is terminated, then Tenant further covenants as an additional and cumulative obligation after any such termination to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if Tenant's occupancy had not been terminated. In calculating the amounts to be paid by Tenant under the immediately preceding sentence Tenant shall be credited with any amount paid by Tenant to Landlord and also with the net proceeds of any Rent obtained by Landlord by reletting the Premises, after deducting the monthly portion of the amortization at ten percent (10%) interest per annum of all Landlord's reasonable expenses incurred in connection with such reletting over the term of such new lease, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting. Landlord is obligated to exercise its best efforts to mitigate Tenant's damages and to re-let the Premises on terms that are commercially reasonable.

    (b) NO LIMITATIONS. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be provided, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

    7.4   CUMULATIVE REMEDIES.

    Landlord's remedies under this Lease are cumulative and not exclusive of any other remedies to which Landlord may be entitled in case of Tenant's breach or threatened breach of this Lease. Landlord shall be entitled to the remedies of injunction and specific performance with respect to any such breach.

                  ARTICLE VIII CASUALTY AND EMINENT DOMAIN

    8.1   CASUALTY.

    (a) CASUALTY IN GENERAL. If, during the term of this Lease, the Premises, the Building or the Lot, are wholly or partially damaged or destroyed by fire or other casualty, and the casualty renders the Premises totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant's business, then Landlord shall, within thirty (30) days of the date of the damage, give Tenant a notice ("Damage Notice") stating whether, according to Landlord's good faith estimate, the damage can be repaired and the Premises restored to their condition prior to the casualty within one hundred eighty (180) days from the date of damage ("Repair Period"), without the payment of overtime or other premiums. If the Damage Notice states that the repairs can be completed within the Repair Period without the payment of overtime or other premiums, then Landlord shall, at its cost and expense, promptly proceed to make the repairs and to restore the Premises to their condition prior to the casualty, this Lease shall remain in full force and effect, and Base Rent and all additional rent shall be reduced, during the period between the casualty and completion of the repairs, in proportion to the portion of the Premises that is inaccessible, unusable during that period and which is, in fact, not utilized by Tenant, or usable during that period, but not utilized by Tenant as a result of the damage to other portions of the Premises. If the Damage Notice states that the repairs cannot, in Landlord's good faith estimate, be completed within the Repair Period without the payment of overtime or other premiums, then either party may, by written notice to the other, terminate this Lease as of the date of the occurrence of such damage or destruction, by notice given to the other within thirty (30) days after the giving of the Damage Notice. If either party elects to terminate this Lease, Tenant shall be automatically released from its obligations under this Lease. If neither party so terminates, then this Lease shall remain in effect, Landlord shall promptly proceed to make repairs and restore the Premises to their condition prior to the casualty, and Base Rent shall be proportionately reduced as set forth above during the period when the Premises is inaccessible, unusable or usable and is not used by Tenant.

    (b) CASUALTY WITHIN FINAL SIX MONTHS OF TERM. Notwithstanding anything to the contrary contained in this Section 8.1, if the Premises or the Building are wholly or partially damaged or destroyed within the final six
(6) months of the Term of this Lease, Landlord shall not be required to repair such casualty and either Landlord or Tenant may elect to terminate this Lease, unless Tenant elects to extend the Term of this Lease, in which event the provisions of subparagraph (a) above shall apply.

    (c) TENANT'S PERSONAL PROPERTY. Under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, Tenant's personal property. As part of Operating Expenses, Landlord shall insure the Premises, including, without limitation, the Building, Tenant Improvements and any Alterations that are not Tenant's personal property and of which Landlord has received notice and approved, and shall cause the Building, including, without limitation, the Tenant Improvements and Alterations to be repaired and restored to their condition prior to the casualty, at Landlord's sole expense; provided, however, that no portion of any deductible amount shall be included in Operating Costs or otherwise paid by Tenant. Landlord shall have no responsibility for any contents placed or kept in or on the Premises or the Building by Tenant or Tenant's agents, employees, invitees or contractors.

    (d)   PAYMENT OF UNAMORTIZED TENANT IMPROVEMENT COST UPON TERMINATION.
In the event that Landlord terminates this Lease following a casualty as set forth in this Section 8.1 or Landlord defaults in its obligation to restore the Premises as provided in this paragraph 8.1 and the Lease is terminated as a result thereof, then Landlord shall pay to Tenant, within thirty (30) days following such election to terminate, an amount equal to the unamortized portion of the Tenant Improvement Cost as of the day of the casualty as determined pursuant to the Amortization of Tenant Improvement Cost. In the event Tenant terminates this Lease following a casualty as set forth in
Section 8.1, then Landlord shall be obligated to pay to Tenant only that portion of said unamortized Tenant Improvement Cost which only relates to the Tenant Improvements damaged or destroyed by such casualty.

    (e) EXCLUSIVE REMEDY. This Section 8.1 shall be Tenant's sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. No damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant's business, or any annoyance, arising from any damage to or destruction of all or any portion of the Premises or the Building, regardless of the cause.

    8.2   EMINENT DOMAIN.

    (a) EMINENT DOMAIN IN GENERAL. If the whole of the Building shall be taken or appropriated under the power of eminent domain or condemnation (hereinafter, a "Taking"), this Lease shall automatically terminate as of the effective date of the Order of Taking, or as of the date possession is taken by the Taking authority, whichever is earlier. If (i) any part of the Building or (ii) more than twenty percent (20%) of parking area serving the Building is the subject of a Taking, then Tenant may elect to terminate this Lease upon sixty (60) days written notice to Landlord. Such notice must be delivered to Landlord within thirty (30) days following the effective date of the Order of Taking, or as of the date possession is taken by the Taking authority, whichever is earlier. No award for any partial or entire Taking shall be apportioned except as provided in subparagraph (b) below. Landlord shall receive and Tenant hereby assigns to Landlord any award which may be made and any other proceeds in connection with such Taking, together with all rights of Tenant to such award or proceeds, including, without limitation, any award or compensation for the value of all or any part of the leasehold estate except for the amount due by Landlord to Tenant as provided in subparagraph (b) below. Notwithstanding the foregoing to the contrary, nothing contained in this Section 8.2(a) shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for (a) the taking of Tenant's personal property, (b) interruption of or damage to Tenant's business, (c) Tenant's moving and relocation costs or (d) the unamortized portion of the Tenant Improvement Costs, except to the extent paid by Landlord as provided in subparagraph (b) below.

    (b)   PAYMENT OF UNAMORTIZED TENANT IMPROVEMENT COST UPON TERMINATION.
In the event that this Lease is terminated following a Taking of the whole Building as set forth in this Section 8.2, then Landlord shall pay over to Tenant, within ten (10) days of receipt of the Landlord's condemnation award, that portion of Landlord's condemnation award or proceeds equal to the unamortized portion of the Tenant Improvement Cost as of the date the Lease is terminated as determined pursuant to the Amortization of Tenant Improvement Cost. If the Taking affects only a portion of the Premises, then Landlord shall be obligated to pay to Tenant only that portion of said unamortized Tenant Improvement Cost which relates only to the Tenant Improvements subject to the Taking.

    Notwithstanding the foregoing to the contrary, Tenant agrees to allow any separate award for the Tenant Improvements to be included as part of the Landlord's award if Landlord agrees and instructs the condemning authority that the check for the Landlord's award shall be made payable to Landlord and Tenant. Tenant agrees to endorse such check to Landlord upon receipt of the amount due Tenant pursuant to this subparagraph (b).

    Additionally, Landlord shall provide Tenant with copies of all pleadings, documents, notices of meetings and appraisals relating to the condemnation. Tenant shall have a right to attend all hearings, proceedings and meetings.

    (c) REDUCTION IN BASE RENT/RESTORATION. In the event of a Taking which does not result in a termination of the Lease, Base Rent shall be proportionately reduced based on the portion of the Premises rendered unusable, and Landlord, at its sole cost and expense, shall restore the Premises and the Building including, without limitation, the Tenant Improvements and Alterations, as promptly as possible, to a complete architectural structure and, as nearly as possible, to the condition existing immediately prior to the Taking. Landlord shall not be required to repair or restore any damage to Tenant's personal property.

    (d) SOLE REMEDIES. This Section 8.2 sets forth Tenant's and Landlord's sole remedies for any Taking. Upon termination of this Lease pursuant to this Section 8.2, Tenant and Landlord hereby agree to release each other from any and all obligations and liabilities with respect to this Lease except such obligations and liabilities which arise or accrue prior to such termination.

             ARTICLE IX RIGHTS OF PARTIES HOLDING PRIOR INTERESTS

    9.1   SUBORDINATION.

    This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, which now or at any time hereafter encumber the Property so long as the holder of such mortgage, deed of trust or other instruments in the nature of a mortgage, enters into an attornment agreement with Tenant and a non-disturbance agreement with Tenant whereby such holder agrees not to interfere with Tenant's possession of the Premises and agrees to recognize all of Tenant's rights under the Lease, including the rights of renewal, right of termination and right of first offer to purchase. Tenant shall, within twenty (20) days of Landlord's request, execute and deliver to Landlord such recordable written instruments as shall be necessary to show the subordination of this Lease to said mortgages, deeds of trust or other such instruments in the nature of a mortgage, provided that such recordable written instruments contain the attornment and non-disturbance protection as provided above and as generally set forth in the attached EXHIBIT F. In the event that any holder of a mortgage, deed of trust or other instrument in the nature of a mortgage shall succeed to the interests of Landlord under this Lease, then, at the option of such holder, this Lease shall continue in full force and effect and Tenant shall and does hereby agree to atom to such holder and to recognize such holder as its landlord.

                           ARTICLE X MISCELLANEOUS

    10.1  REPRESENTATIONS BY TENANT AND BY LANDLORD.

    Tenant represents and warrants that any financial statements provided by it to Landlord were true, correct and complete when provided, and that no material adverse change has occurred since that date that would render them inaccurate or misleading. Tenant represents and warrants that those persons executing this Lease on Tenant's behalf are duly authorized to execute and deliver this Lease on its behalf, and that this Lease is binding upon Tenant in accordance with its terms, and simultaneously with the execution of this Lease, Tenant shall deliver evidence of such authority to Landlord in form satisfactory to Landlord. Landlord represents and warrants to Tenant that those persons executing this Lease on behalf of Landlord are duly authorized to execute and deliver this Lease on its behalf, that this Lease is binding upon Landlord in accordance with its terms and that it is the fee owner of the Property and that to the best of Landlord's knowledge title to the Property is subject only to the liens and encumbrances contained in EXHIBIT E.

    10.2  NOTICES.

    Any notice required or permitted hereunder shall be in writing. Communications shall be addressed to Landlord c/o Managing Agent at Managing Agent's Address and to Tenant at Tenant's Address. Any communication so addressed shall be deemed duly given when delivered by hand, the day sent by fax, one day after being sent by Federal Express (or other guaranteed one day delivery service) or three days after being sent by registered or certified mail, return receipt requested. Either party may change its address by giving notice to the other.

    10.3  NO WAIVER OR ORAL MODIFICATION.

    No provision of this Lease shall be deemed waived by Landlord or Tenant except by a signed written waiver. No consent to any act or waiver of any breach or default, express or implied, by Landlord or Tenant, shall be construed as a consent to any other act or waiver of any other breach or default.

    10.4  PARTIAL INVALIDITY.

    If any provision of this Lease, or the application thereof in any circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each provision hereof shall be valid and enforceable to the fullest extent permitted by law.

    10.5  SELF-HELP.

    If ten (10) days after written notification from Landlord, Tenant fails to commence performing and continues to perform any obligation hereunder, Landlord may enter the Premises and perform it on Tenant's behalf. In so doing, Landlord may make any payment of money or perform any other act. All out-of-pocket sums so paid by Landlord which are reasonably necessary to perform Tenant's obligations under this Lease shall be considered additional rent under this Lease and shall be payable to Landlord immediately on demand, together with interest from the date of demand to the date of payment at the "Interest Rate". For purposes of this Lease, the Interest Rate shall mean four (4) percentage points above the prime rate published in the WALL STREET JOURNAL, it being understood that in no event shall such Interest Rate exceed the maximum interest rate permitted by any applicable state law.

    If thirty (30) days after written notification from Tenant, Landlord fails to commence performing and continuing to perform any obligation hereunder, and then ten (10) business days thereafter after written notice by Tenant to Landlord's first mortgagee, said mortgagee has failed to commence so performing, Tenant may perform it on Landlord's behalf. In so doing, Tenant may make any reasonable payment of money or perform any other reasonable act. All out-of-pocket sums so paid by Tenant which are reasonably necessary to perform Landlord's obligations under this Lease shall be payable to Tenant immediately on demand, together with interest from the date of demand to the date of payment at the "Interest Rate". For purposes of this Lease, the Interest Rate shall mean four (4) percentage points above the prime rate published in the WALL STREET JOURNAL, it being understood that in no event shall such Interest Rate exceed the maximum interest rate permitted by any applicable state law. To the extent Landlord fails to pay such amount upon Tenant's demand, Tenant shall have the right to set off against Rent the amount due by Landlord to Tenant under this paragraph. Notwithstanding the foregoing to the contrary, if within the thirty (30) days following Tenant's notice to Landlord, Landlord gives notice to Tenant that Landlord disputes Tenant's claim that a default exists by Landlord or within ten (10) days of Tenant's demand for payment, Landlord objects to the amount of the set-off, then if the amount of the set-off is more than Twenty Thousand Dollars ($20,000), the amount in excess thereof shall be paid into an escrow account mutually agreed to by Tenant and Landlord or, if they cannot agree, then into Ramsey County District Court until the dispute as to Tenant's rights under this paragraph has been resolved.

    10.6  TENANT'S ESTOPPEL CERTIFICATE.

    Within ten (10) days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying
(a) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and additional rent have been paid in advance; (c) the amount of any security deposited with Landlord; and (d) that Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default, and (e) such other matters as may be reasonably requested by Landlord. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant's failure to execute and deliver such statements within the time required shall be a default under this Lease and shall also be conclusive upon Tenant that (i) this Lease is in full force and effect and has not been modified except as represented by Landlord; and (ii) there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim or deduction against rent.

     10.7  WAIVER OF SUBROGATION.

     Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents, and representatives of the other, on account of loss by or damage to the waiving party or its property or the property of others under its control, to the extent that such loss or damage is insured against under any insurance policy that either may have in force at the time of the loss or damage or would have been insured against under the insurance policies required to be maintained by each party under this Lease. Each party shall notify its insurers that the foregoing waiver is contained in this Lease. Landlord and Tenant shall cause each insurance policy obtained by each of them to provide that the insurer waives all right of recovery by way of subrogation against either Landlord or Tenant and their respective officers, employees, agents and representatives in connection with any loss or damage covered by such policy.

    10.8  ALL AGREEMENTS; NO REPRESENTATIONS.

    This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between them with respect to such subject matter. Each party acknowledges that the other has made no representations or warranties of any kind except as may be specifically set forth in this Lease.

    10.9  BROKERAGE.

    Landlord will pay to Woodbridge Partners, Inc., a brokerage commission of $257,581.50, which is $2.75/s.f. times 93,666 s.f. Payment of the commission will be due one hundred percent (100%) upon the Commencement Date.
 In the event the commission is not paid by Landlord, Tenant may pay such amount to Woodbridge Partners, Inc. and set off such amount plus interest at the "Interest Rate" as defined in Section 10.5 applied on the unpaid balance of such amount which remains from time to time against Rent. Landlord and Tenant acknowledge that Woodbridge Partners, Inc. is the agent for and acting solely on behalf of the Tenant with regard to this Lease.

    10.10 SUCCESSORS AND ASSIGNS.

    This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that only the original Landlord named herein shall be liable for obligations accruing before the beginning of the Term, and thereafter the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of their respective ownership.

    10.11 CONSTRUCTION OF DOCUMENT.

    This Lease shall be construed, governed and enforced according to the laws of the state in which the Property is located. In construing this Lease, section headings shall be disregarded. Any recitals herein or exhibits attached hereto are hereby incorporated into this Lease by this reference. Time is of the essence of this Lease and every provision contained herein. The parties acknowledge that this Lease was freely negotiated by both parties, each of whom was represented by counsel; accordingly, this Lease shall be construed according to the fair meaning of its terms, and not against either party.

    10.12  DISPUTES PROVISIONS.

    If either Landlord or Tenant institutes any action to enforce the provisions of this Lease or to seek a declaration of rights hereunder, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs as part of any award.

    10.13 HOLDOVER.

    If Tenant holds over in occupancy of the Premises after the expiration of the Term, Tenant shall become a tenant at sufferance only, at a rental rate equal to one hundred sixty-five percent (165%) of the Base Rent in effect at the end of the Term, plus the amount of Tenant's Share of Operating Expenses then in effect, and otherwise subject to the terms and conditions herein specified, so far as applicable, and shall be liable for all damages sustained by Landlord on account of such holding over.

    10.14 LATE PAYMENT.

    Tenant acknowledges that the late payment by Tenant to Landlord of any sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to ascertain. Therefore, if any Base Rent or other sum due hereunder is not paid after the date the same was due, it shall bear interest from the due date at the Interest Rate as defined in Section 10.5, the payment of which interest shall be additional rent hereunder.

    10.15 FORCE MAJEURE.

    If Landlord or Tenant is prevented from or delayed in performing any act required of it hereunder, and such prevention or delay is caused by strikes, labor disputes, inability to obtain labor, materials, or equipment, inclement weather, acts of God, governmental restrictions, regulations, or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond such party's reasonable control (collectively, "Force Majeure"), the performance of such act shall be excused for a period equal to the period of prevention or delay, A party's financial inability to perform its obligations shall in no event constitute Force Majeure.

    10.16 LIMITATION ON LIABILITY.

    The obligations of Landlord and Tenant under this Lease do not constitute personal obligations of the individual partners, directors, officers, shareholders, trustees or beneficiaries of Landlord or Tenant, and neither Landlord or Tenant shall seek recourse against the partners, directors, officers, shareholders, trustees or beneficiaries of the other party, or any of their personal assets for satisfaction of any liability with respect to this Lease.

    10.17   LEASE NOT TO BE RECORDED.

    Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in recordable form which sets forth the general information with regard to the parties, the Property, the initial term, the renewal terms, and the right of first offer to purchase the Property. If this Lease is terminated before the Term expires the parties shall execute, deliver and record an instrument acknowledging such fact and the actual date of termination of this Lease.

    10.18 OPTION TO EXTEND.

    Tenant is hereby given the option to extend the Term hereunder (the "Initial Term") for two (2) periods of five (5) years each (the "Extension Terms") provided that at the time such options to extend are exercised Tenant shall not be in default under any of the terms of this Lease. Tenant shall give notice in writing to Landlord of its exercise of each option at least nine (9) months prior to the termination of the Initial Term or the first option term. Prior to the exercise by Tenant of such option, the expression "Term" shall mean the Initial Term, and after the exercise by Tenant of each option, the expression "Term" shall mean the original Term as it has been then extended by the Extension Term. Such extension shall be upon the same terms, covenants and conditions as are contained in this Lease except that the Base Rent for the extension period shall be $421,497.00 per annum for the first option term and $515,163.00 per annum for the second option term. If Tenant shall give notice of its exercise of said option to extend in the manner and within the time period provided aforesaid, the Term shall be extended upon the giving of such notice without the requirement of any further action on the part of either Landlord or Tenant. If Tenant shall fail to give timely notice of the exercise of such option as aforesaid, Tenant shall have no right to extend the Term of this Lease, time being of the essence of the foregoing provision.

    10.19 OPTION TO TERMINATE

    Tenant shall have the right to terminate this Lease at any time after the fifth (5th) anniversary of the Commencement Date. Such termination shall be effective no earlier than six (6) months after Tenant's delivery of written notice to Landlord. Said termination right shall only be exercised if Tenant provides documentation reasonably satisfactory to Landlord evidencing the sale of fifty percent (50%) of the stock of EMPI, Inc. to a single purchaser, Tenant's participation in a merger, or the sale of all or substantially all of Tenant's assets. Tenant will have the right to continue to occupy the Premises pursuant to the terms of this Lease after the written notice of termination until the earlier of (i) the date Tenant elects to vacate the Premises or (ii) the date Landlord requests possession of the Premises from Tenant based on Landlord's written notification. Said notification from Landlord will provide Tenant with a minimum of three (3) months from date of said notification until complete vacation of the Premises by Tenant. If Tenant elects to exercise its Option to Terminate, Tenant will be required to pay a $500,000 termination penalty to Landlord as follows:
$250,000 of this termination penalty will be due upon receipt of the termination notice by Landlord and the balance will be paid upon termination of Tenant's occupancy. Said termination penalty will be reduced by the difference between $500,000 and Landlord's actual out-of-pocket costs for re-leasing the Premises, which costs shall include all "lost rental income", as defined below, all lost operating expense reimbursements (including taxes and insurance), all reasonable brokerage commissions and all reasonable tenant improvements required of Landlord to re-let the Premises ("Termination Fee Credit"), which difference is referred to herein as "Tenant's Refund." "Lost rental income" shall equal the Base Rent payable under this Lease from the effective date of termination over the balance of the Term of the Lease (not including unexercised renewal terms), less all rent payable under the lease with the replacement tenant. As soon as said Termination Fee Credit has been calculated, but in no event later than two (2) months after the commencement date of a lease by a replacement tenant, Landlord will send to Tenant a statement outlining the calculation of the Termination Fee Credit in reasonable detail along with Tenant's Refund, if due.

    10.20 RIGHT OF FIRST OFFER TO PURCHASE THE PREMISES.

    Prior to Landlord initiating efforts to sell the Premises, Landlord must first provide Tenant with written notice of its desire to sell the Premises along with an outline of the specific terms and conditions upon which Landlord would agree to sell. Tenant will have thirty (30) days after receipt of this written notice to negotiate the purchase of the Premises from Landlord. During the thirty (30) day period, Landlord shall not enter into any written agreements with regard to the sale of the Premises to a party other than Tenant. In the event of an unsolicited bona fide offer to purchase the Premises, which the Landlord is willing to accept, Landlord agrees to provide Tenant with a copy of the offer and a written confirmation from Landlord to Tenant that Landlord is willing to accept the terms and conditions of such offer for the sale of the Premises. Tenant will then have ten (10) business days in which to offer to purchase the Premises upon the same terms and conditions as the unsolicited offer or to submit a competing offer. If Tenant offers to purchase the Premises upon the same terms and conditions by submitting a duly executed written offer, Landlord shall be obligated to accept such offer and sell the Premises to Tenant upon such terms and conditions. If Tenant offers different terms and conditions, Landlord is free to negotiate with all parties and to sell to whomever Landlord selects, but not on terms and conditions which are more favorable than those initially offered to Tenant. If Landlord fails to execute a purchase agreement for the Premises within one hundred eighty (180) days after first providing Tenant with an outline of the specific terms and conditions or the offer upon which Landlord would agree to sell, then

Landlord shall again be obligated to provide Tenant with such an outline or the offer before again initiating efforts to sell the Premises or closing on a sale of the Premises pursuant to the terms of the offer. Tenant's right of first offer to purchase the Premises shall be a continuing right during the Term of the Lease, including the renewal terms. Notwithstanding any provisions of this paragraph, transfers of partnership interests in Landlord among partners, admission of additional partners, and transfer of the Premises to a limited liability company, the members of which include some or all of the existing partners, shall not be subject to the terms and conditions of this paragraph and shall not trigger the requirements of first offer set forth herein SO LONG AS the existing partners of Landlord continue to hold not less than a majority of the beneficial interest, and Stephen B. Wellington, Jr. continues to hold not less than a twenty-five percent (25%) interest, in Landlord or such transferee limited liability company. Notwithstanding the foregoing, a transfer of Stephen B. Wellington's interest in Landlord or such transferee limited liability company by reason of his death or disability or pursuant to any other involuntary transfer shall not be subject to the terms and conditions of this paragraph and shall not trigger the requirements of first offer set forth herein so long as the existing partners of Landlord continue to hold not less than a majority of the beneficial interest in Landlord or such transferee limited liability company. In the event of any transfer of interests in Landlord or of the Premises which does not conform to the requirements of the preceding two sentences, such transfer shall be deemed to be a sale of the Premises and such sale of the Premises shall be subject to the terms and conditions of this paragraph.

    In the event the Landlord transfers such interest in violation of the preceding paragraph, such transfer shall be subject to the terms of this paragraph and shall be deemed to be the Landlord initiating efforts to sell the Premises and subject to the requirements of this Section with regard to the Landlord initiating efforts to sell the Premises.

    10.21 REASONABLE CONSENT.

    Wherever consent or approval is required by the Landlord or Tenant pursuant to the terms of this Lease, such consent or approval shall not be unreasonably withheld or delayed by the party required to give such consent or approval.

    10.22 PRIOR LEASE TERMINATED.

    This Lease supersedes that certain Office/Light Manufacturing Lease dated May 1, 1996 between Landlord and Tenant with respect to the Premises, as amended, which prior lease has been terminated and is of no further force or effect.

    EXECUTED as a sealed instrument in two or more counterparts as of the date first above written.

                                  "LANDLORD"

                                  CARDIGAN INVESTMENTS LIMITED PARTNERSHIP

                                  CARDIGAN INVESTMENTS, INC.
                                  Its General Partner

                                  By: /s/ Steven B. Wellington, Jr.
                                      -----------------------------
                                    Stephen B. Wellington, Jr.
                                    Its President

                                  "TENANT"

                                  EMPI, INC.
                                  By: /s/ Joseph E. Laptewicz
                                      -----------------------
                                    Its: President and Chief Executive Officer
                                         -------------------------------------

                                  EXHIBIT A

                            SITE PLAN OF PREMISES

                                  EXHIBIT B

                            LEGAL DESCRIPTION OF LOT

 Lot 3, Block 1, Kroiss Industrial Park, Shoreview, Ramsey County, Minnesota.

                                  EXHIBIT C

                        NOTICE OF LEASE TERM DATES

To:                                                                  Date:

Re: Lease (the "Lease") dated __________, 19__ between
_________________,  Landlord, and _______________________ Tenant,
concerning the Premises (as  defined in the Lease) located at
__________________________________________.

Ladies and Gentlemen:

    In accordance with the subject Lease, we wish to advise and/or confirm as follows:

    1. That the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the subject Lease, and to the best of Tenant's knowledge, without a duly of inquiry, there is no deficiency in construction.

    2. That the Tenant has possession of the subject Premises and acknowledges that under the provisions of the subject Lease, the term of said Lease shall commence as of ____________________ ("Commencement Date") for a term of ten (10) years ending on _______________________________, with two
(2) renewal periods of five (5) years each.

    3. That in accordance with the subject Lease, rent commenced to accrue on ________________.

    4. If the Commencement Date of the subject Lease is other than the first day of the month, the first billing will contain a pro rata adjustment.
 Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

    5. Rent is due and payable in advance on the first day of each and every month during the term of said Lease, Your rent checks should be made payable to ________________________.

AGREED AND ACCEPTED

"Tenant"                               "Landlord:

By:_______________________________     By:____________________________________

Its:______________________________     Its:___________________________________

                                  EXHIBIT D

                    FINAL PLANS FOR TENANT IMPROVEMENTS

Drawing Schedule Current Issue - 6.17.1966
Sheet D1      Demolition Plan First Floor - 5.17.96
Sheet D2      Demolition Plan First Floor - 5.17.96
Sheet A1.1    Floor Plan First Floor - 5.17.6
Sheet A2.1    Floor Plan Second Floor - 5.17.96
Sheet A3      Roof Plan - 5.17.96
Sheet A4.1    First Floor Restroom Plan Enlargements - 5.17.96
Sheet A4.2    Second Floor Restroom Plan Enlargements - 5.17.96
Sheet A6      Wall Sections - 5.17.6
Sheet A7.1    Details Sheet - 5.17.96

Drawing Schedule Current Issue - 5.20.1966
Sheet C1      Site Plan - 5.20.96
Sheet A1.1    Floor Plan First Floor - 5.20.96
Sheet A1.2    First Floor Reflected Ceiling Plan - 5.20.96
Sheet A1.3    Power & Telephone First Floor - 5.20.96
Sheet A1.4    Finishes First Floor - 5.17.96
Sheet A1.5    Furniture First Floor - 5.17.96
Sheet A2.1    Floor Plan Second Floor - 5.20.96
Sheet A2.2    Reflected Ceiling Plan Second Floor - 5.17.96
Sheet A2.3    Power and Telephone Second Floor - 5.20.96
Sheet A2.4    Finishes Second Floor - 5.20.96
Sheet A2.5    Furniture Second Floor - 5.17.96

APPROVALS:

"LANDLORD"                                          "TENANT"

CARDIGAN INVESTMENTS LIMITED PARTNERSHIP  EMPI, INC.
CARDIGAN INVESTMENTS, INC.
Its General Partner

By:_______________________________     By:___________________________________
  Stephen B. Wellington, Jr.             Its:________________________________
  Its President

                                       EXHIBIT E

                                LIENS AND ENCUMBRANCES

1.  Utility and drainage easements as shown on the recorded plat.

2.  Combination Mortgage, Security Agreement and Fixture Financing
    Statement dated June 14, 1993 between Cardigan Investments Limited Partnership as Mortgagor and First Bank National Association as Mortgagee in the original principal amount of $2,150,000 recorded June 17, 1993 as Document No. 2727035.

3. Assignment of Leases and Rents dated June 14, 1993, recorded June 17, 1993 as Document No. 2727036 given by Cardigan Investments Limited Partnership to First Bank National Association.

4. The lien of general and special taxes and assessments not yet due and payable.

                                  EXHIBIT F

                   NON-DISTURBANCE AND ATTORNMENT AGREEMENT